UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*


                          THE ADAMS EXPRESS COMPANY
                          -------------------------
                               (Name of Issuer)

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)

                                  006212104
                                --------------
                                (CUSIP Number)


                              December 31, 2005
           -------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

   [ ] Rule 13d-1(b)

   [x] Rule 13d-1(c)

   [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 006212104                  SCHEDULE 13G                  Page 2 of 13


1.  Names of Reporting Persons                            Erik E. Bergstrom

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [x]

3.  SEC Use Only

4.  Citizenship or Place of Organization                                USA

Number of     5.    Sole Voting Power                                     0
Shares
Beneficially  6.    Shared Voting Power                           7,715,000
Owned
by Each       7.    Sole Dispositive Power                                0
Reporting
Person With   8.    Shared Dispositive Power                      7,715,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  7,715,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain          [x]*
    Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)                  9.0%

12. Type of Reporting Person (See Instructions)                          IN

* See Response to Item 4.

CUSIP 006212104                  SCHEDULE 13G                  Page 3 of 13


1.  Names of Reporting Persons               Erik E. Bergstrom Living Trust
                                                          U/A Dated 12/6/74

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [x]

3.  SEC Use Only

4.  Citizenship or Place of Organization                                USA

Number of     5.    Sole Voting Power                                     0
Shares
Beneficially  6.    Shared Voting Power                           2,915,000
Owned
by Each       7.    Sole Dispositive Power                                0
Reporting
Person With   8.    Shared Dispositive Power                      2,915,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  2,915,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain           [ ]
    Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)                  3.4%

12. Type of Reporting Person (See Instructions)                          OO

CUSIP 006212104                  SCHEDULE 13G                  Page 4 of 13


1.  Names of Reporting Persons                           Edith H. Bergstrom

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [x]

3.  SEC Use Only

4.  Citizenship or Place of Organization                                USA

Number of     5.    Sole Voting Power                                     0
Shares
Beneficially  6.    Shared Voting Power                              85,000
Owned
by Each       7.    Sole Dispositive Power                                0
Reporting
Person With   8.    Shared Dispositive Power                         85,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person     85,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain           [ ]
    Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)                  0.1%

12. Type of Reporting Person (See Instructions)                          IN

CUSIP 006212104                  SCHEDULE 13G                  Page 5 of 13


1.  Names of Reporting Persons              Edith H. Bergstrom Living Trust
                                                          U/A Dated 12/6/74

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [x]

3.  SEC Use Only

4.  Citizenship or Place of Organization                                USA

Number of     5.    Sole Voting Power                                     0
Shares
Beneficially  6.    Shared Voting Power                              85,000
Owned
by Each       7.    Sole Dispositive Power                                0
Reporting
Person With   8.    Shared Dispositive Power                         85,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person     85,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain           [ ]
    Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)                  0.1%

12. Type of Reporting Person (See Instructions)                          OO

CUSIP 006212104                  SCHEDULE 13G                  Page 6 of 13


1.  Names of Reporting Persons               Erik E. and Edith H. Bergstrom
                                             Foundation, a Charitable Trust

    I.R.S. Identification Nos. of above persons (entities only).

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)                                                                 [ ]

    (b)                                                                 [x]

3.  SEC Use Only

4.  Citizenship or Place of Organization                                USA

Number of     5.    Sole Voting Power                                     0
Shares
Beneficially  6.    Shared Voting Power                           4,800,000
Owned
by Each       7.    Sole Dispositive Power                                0
Reporting
Person With   8.    Shared Dispositive Power                      4,800,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person  4,800,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain           [ ]
    Shares (See Instructions)

11. Percent of Class Represented by Amount in Row (9)                  5.6%

12. Type of Reporting Person (See Instructions)                          CO

CUSIP 006212104                  SCHEDULE 13G                  Page 7 of 13

Item 1.

    (a)  Name of Issuer

         The Adams Express Company

    (b)  Address of Issuer's Principal Executive Offices:

         7 St. Paul Street, Suite 1140, Baltimore, Maryland  21202

Item 2.

    (a)  Names of Persons Filing

         Erik E. Bergstrom
         Erik E. Bergstrom Living Trust U/A Dated 12/6/74
         Edith H. Bergstrom
         Edith H. Bergstrom Living Trust U/A Dated 12/6/74
         Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust

    (b)  Address of Principal Business Office or, if none, Residence

         The business address of Erik E. Bergstrom, Erik E. Bergstrom Living Trust U/A Dated 12/6/74, Edith H. Bergstrom and Edith H. Bergstrom Living Trust U/A Dated 12/6/74 is P.O. Box 126, Palo Alto, California 94302. The business address of the Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust is P.O. Box 520, Palo Alto, California 94302.

    (c)  Citizenship

         See Items 4 to pages 2-6 which Items are incorporated by reference herein.

    (d)  Title of Class of Securities

         Common Stock

    (e)  CUSIP Number

         006212104

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         [ ] (a) Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o);
         [ ] (b) Bank as defined in section 3(a)(6) of the Act
             (15 U.S.C. 78c);
         [ ] (c) Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c);
         [ ] (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

CUSIP 006212104                  SCHEDULE 13G                  Page 8 of 13

         [ ] (e) An investment adviser in accordance with 240.13d-1(b)
             (1)(ii)(E);
         [ ] (f) An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
         [ ] (g) A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
         [ ] (h) A savings associations as defined in Section 3(b) of the
             Federal Deposit Insurance Act (12 U.S.C. 1813);
         [ ] (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         [ ] (j) Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

    The following table specifies as of January 31, 2006 the number of shares of Common Stock as to which each person named in Item 2(a) has sole or shared power to vote or direct the vote or to dispose or direct the disposition, as well as the percentages such shares constitute of the Common Stock reported to be outstanding as of December 31, 2005.

                      Sole Voting  Shared Voting
                          and           and       Aggregate   Percentage of
                      Dispositive   Dispositive     Number     Outstanding
        Name<F1>         Power         Power      of Shares      Shares

    Erik E. Bergstrom      0         7,715,000    7,715,000       9.0%<F2>

    Erik E. Bergstrom      0         2,915,000    2,915,000       3.4%
    Living Trust U/A
    Dated 12/6/74

    Edith H. Bergstrom     0            85,000<F3>   85,000<F3>   0.1%<F3>

    Edith H. Bergstrom     0            85,000       85,000       0.1%
    Living Trust U/A
    Dated 12/6/74

    Erik E. and Edith H.   0         4,800,000    4,800,000       5.6%
    Bergstrom Foundation,
    a Charitable Trust

<F1> The reporting persons may be deemed to be members of a "group" within the meaning of Section 13(d)(3) of the Act and the rules and regulations thereunder. Membership in such a group is hereby disclaimed.
<F2> Consists of shares of Common Stock owned by the Erik E. Bergstrom
Living Trust U/A Dated 12/6/74, and Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust. Does not include the shares owned by Edith
H. Bergstrom and the Edith H. Bergstrom Living Trust U/A Dated 12/6/74. Pursuant to Rule 13d-4, Erik E. Bergstrom hereby disclaims beneficial ownership of all shares owned by Edith H. Bergstrom, the Edith H. Bergstrom Living Trust U/A Dated 12/6/74, and Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust.
<F3> Consists of 85,000 shares of Common Stock owned by the Edith H.
Bergstrom Living Trust U/A Dated 12/6/74.

CUSIP 006212104                  SCHEDULE 13G                  Page 9 of 13

Item 5.  Ownership of Five Percent or Less of a Class

    Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

    Not applicable.

Item 8.  Identification and Classification of Members of the Group

    See Exhibit 1.

Item 9.  Notice of Dissolution of Group

    Not applicable.

Item 10. Certification

    By signing below, each of the signatories certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the signatories certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2006

                                     /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom


                                     /s/Edith H. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Edith H. Bergstrom

CUSIP 006212104                  SCHEDULE 13G                 Page 10 of 13


                                     Erik E. Bergstrom Living Trust U/A
                                     Dated 12/6/74

                                     By:  /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom
                                     Title         Trustee


                                     Edith H. Bergstrom Living Trust U/A
                                     Dated 12/6/74

                                     By:  /s/Edith H. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Edith H. Bergstrom
                                     Title         Trustee


                                     Erik E. and Edith H. Bergstrom
                                     Foundation, a Charitable Trust

                                     By:  /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom
                                     Title         Trustee

CUSIP 006212104                  SCHEDULE 13G                 Page 11 of 13


                                EXHIBIT INDEX

     Exhibit 1           Identity of Group Members             Page 12

     Exhibit 2           Joint Filing Undertaking              Page 13

CUSIP 006212104                  SCHEDULE 13G                 Page 12 of 13


                    Exhibit 1 - Identity of Group Members

Erik E. Bergstrom
Erik E. Bergstrom Living Trust U/A Dated 12/6/74
Edith H. Bergstrom
Edith H. Bergstrom Living Trust U/A Dated 12/6/74
Erik E. and Edith H. Bergstrom Foundation, a Charitable Trust

CUSIP 006212104                  SCHEDULE 13G                 Page 13 of 13


                     Exhibit 2 - Joint Filing Undertaking

    The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  February 8, 2006

                                     /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom


                                     /s/Edith H. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Edith H. Bergstrom


                                     Erik E. Bergstrom Living Trust U/A
                                     Dated 12/6/74

                                     By:  /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom
                                     Title         Trustee


                                     Edith H. Bergstrom Living Trust U/A
                                     Dated 12/6/74

                                     By:  /s/Edith H. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Edith H. Bergstrom
                                     Title         Trustee


                                     Erik E. and Edith H. Bergstrom
                                     Foundation, a Charitable Trust

                                     By:  /s/Erik E. Bergstrom
                                     --------------------------------------
                                     Signature
                                     Print Name    Erik E. Bergstrom
                                     Title         Trustee